EXHIBIT 99.1

News

MGE Energy Increases Dividend for 48th Consecutive Year

Madison, Wis., August 18, 2023—The board of directors of MGE Energy, Inc. (Nasdaq: MGEE), today increased the regular quarterly dividend rate approximately 5% to $0.4275 per share on the outstanding shares of the company's common stock. The dividend is payable Sept. 15, 2023, to shareholders of record Sept. 1, 2023. This raises the annualized dividend rate by 8 cents from $1.63 per share to $1.71 per share.

"We continue to move forward in our clean energy transition to provide our customers safe, reliable and affordable clean energy. Today's action by our board demonstrates the continued strength and resilience of MGE Energy's long-term business strategy in building your community energy company for the future," said Chairman, President and CEO Jeff Keebler. "For nearly half a century, our board has taken action to increase the dividend and to reinforce the importance of dividend growth to the overall shareholder value proposition by providing regular, predictable, sustainable dividends."

MGE Energy has increased its dividend annually for the past 48 years and has paid cash dividends for more than 110 years.

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to 161,000 customers in Dane County, Wis., and purchases and distributes natural gas to 173,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Contact:	Steve Schultz Media Relations 608-252-7219 | sbschultz@mge.com Ken Frassetto Investor Relations 608-252-4723 | kfrassetto@mge.com